Exhibit 10.1

SAREPTA THERAPEUTICS, INC.

2018 EQUITY INCENTIVE PLAN

1.Purposes of the Plan.  The purposes of the Plan are to:

•	attract and retain the best available personnel for positions of substantial responsibility,
•	provide additional incentives to Employees, Directors and Consultants, and
•	promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares and Performance-Based Cash Awards.

2.Definitions.  As used herein, the following definitions will apply:

(a)“Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b)“Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

(c)“Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d)“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares or a Performance-Based Cash Award.

(e)“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan.  The Award Agreement is subject to the terms and conditions of the Plan.

(f)“Board” means the Board of Directors of the Company.

(g)“Change in Control” means the occurrence of any of the following events:

(i)Change in Ownership of the Company.  A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)Change in Effective Control of the Company.  If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)Change in Ownership of a Substantial Portion of the Company’s Assets.  A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer; or (B) a transfer of assets by the Company to (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3).  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.  Further and for the avoidance of doubt, a transaction shall not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that shall be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

Notwithstanding the foregoing, for an Award that provides for payment or settlement triggered upon a Change in Control and that constitutes an Award subject to Section 409A of the Code, the foregoing definition shall apply for purposes of vesting of such Award, provided that for purposes of payment or settlement of such Award, such Award shall not be paid or otherwise settled until the earliest of (A) the Participant’s “separation from service” within the meaning of Section 409A of the Code, (B) the Participant’s death or “disability” within the meaning of Section 409A of the Code or (C) a transaction that qualifies as a change in control event within the meaning of Section 409A of the Code.

(h)“Code” means the Internal Revenue Code of 1986, as amended.  Reference to a specific section of the Code or Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

(i)“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board subject to and in accordance with Section 4 hereof.

(j)“Common Stock” means the common stock of the Company, as adjusted in accordance with Section 15(a) of the Plan.

(k)“Company” means Sarepta Therapeutics, Inc., a Delaware corporation, or any successor thereto.

(l)“Consultant” means any person, including an advisor, engaged by the Company or a Parent or a Subsidiary to render services to such entity other than as an Employee.

(m)“Director” means a member of the Board.

(n)“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.  Notwithstanding the foregoing, for an Award that provides for payment or settlement triggered upon a Disability and that constitutes an Award subject to Section 409A of the Code, the foregoing definition shall apply for purposes of vesting of such Award, provided that for purposes of payment or settlement of such Award, such Award shall not be paid (or otherwise settled) until the earliest of: (A) the Participant’s “disability” within the meaning of Section 409A(a)(2)(C)(i) or (ii) of the Code; (B) the Participant’s “separation from service” within the meaning of Section 409A of the Code; (C) the date such Award would otherwise be settled pursuant to the terms of the Award agreement; (D) a transaction that qualifies as a change in control event within the meaning of Section 409A of the Code; or (E) death of the Participant.

(o)“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company.  Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q)“Fair Market Value” means, as of any date, the value of Common Stock as follows:

(i)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market, its Fair Market Value shall be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last trading date such closing sales price is reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks are reported); or

(iii)In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator, determined in accordance with Section 409A of the Code.

(r)“Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Employee; any person sharing the Employee’s household (other than a tenant or employee); a trust in which these persons (or the Employee) have more than 50% of the beneficial interest; a foundation in which these persons (or the Employee) control the management of assets; and any other entity in which these persons (or the Employee) own more than 50% of the voting interests.

(s)“Fiscal Year” means the fiscal year of the Company.

(t)“Full Value Award” shall mean any Award, other than an Option or a Stock Appreciation Right, that is settled by the issuance of Shares.

(u)“Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(v)“Inside Director” means a Director who is an Employee.

(w)“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(x)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(y)“Option” means a stock option granted pursuant to the Plan.

(z)“Outside Director” means a Director who is not an Employee.

(aa)“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.  An entity shall be a Parent of the Company only for such periods as the requisite ownership relationship is maintained, unless otherwise determined by the Administrator.

(bb)“Participant” means the holder of an outstanding Award.

(cc)“Performance-Based Cash Award” means a cash Award pursuant to Section 10 that is payable or otherwise based on the attainment of certain pre-established performance goals during a Performance Period.

(dd)“Performance Goals” will have the meaning set forth in Section 11 of the Plan.

(ee)“Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(ff)“Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(gg)“Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities, or a combination of the foregoing pursuant to Section 10.

(hh)“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is subject to restrictions and, therefore, the Shares are subject to a substantial risk of forfeiture.  Such restrictions may be based on the passage of time, the achievement of target levels of performance, the occurrence of other events or the combination of any of the foregoing, as determined by the Administrator.

(ii)“Plan” means this 2018 Equity Incentive Plan, as may be amended from time to time.

(jj)“Recoupment Policy” means the Company’s Incentive Compensation Recoupment Policy, adopted as of April 27, 2016 and as effective from time to time.

(kk)“Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

(ll)“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9.  Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(mm)“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(nn)“Service Provider” means an Employee, Director or Consultant.

(oo)“Share” means a share of the Common Stock, as adjusted in accordance with Section 15(a) of the Plan.

(pp)“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.

(qq)“Stock Ownership Guidelines” means the Company’s Stock Ownership Guidelines for Non-Employee Directors and Executive Officers, adopted as of April 27, 2016 and as effective from time to time.

(rr)“Subsidiary” means:  (i) a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code; and (ii) any entity, trade or business (including, without limitation, a partnership or limited liability company) that is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company.  An entity shall be a Subsidiary of the Company only for such periods as the requisite ownership relationship is maintained, unless otherwise determined by the Administrator.

3.Stock Subject to the Plan.

(a)Stock Subject to the Plan. Subject to adjustment pursuant to Section 15(a) of the Plan, the maximum aggregate number of Shares that may be subject to Awards and sold under the Plan is 2,900,000 Shares, plus the number of Shares subject to outstanding awards under the Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”) that expire or otherwise terminate without having been exercised in full, or are forfeited to or repurchased by us, up to a maximum of 1,487,596 Shares; provided, however, that such aggregate number of Shares available for issuance under the Plan shall be reduced by 1.41 shares for each Share delivered in settlement of any Full Value Award and, provided further, that no more than 2,900,000 Shares may be issued upon the exercise of Incentive Stock Options.  The Shares may be authorized, but unissued, or reacquired Common Stock.

(b)Lapsing Awards.  If any Award that is not a Full Value Award is forfeited or expires, or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan.  To the extent that a Full Value Award is forfeited or expires, or such Full Value Award is settled for cash (in whole or in part), the Shares available under the Plan shall be increased by 1.41 Shares subject to such Full Value Award that is forfeited, expired or settled in cash.  Notwithstanding anything to the contrary herein, with respect to Stock Appreciation Rights, all Shares subject to a Stock Appreciation Right will cease to be available under the Plan, other than Shares forfeited due to failure to vest which will become available for future grant or sale under the Plan (unless the Plan has terminated).  Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company at the original issuance price or are forfeited to the Company due to failure to vest, such Shares will become available for future grant under the Plan.  Shares used to pay the exercise or purchase price of an Award and/or to satisfy the tax withholding obligations related to an Option or Stock Appreciation Right will not become available for future grant or sale under the Plan.  Shares used to satisfy the tax withholding obligations related to an Award other than an Option or Stock Appreciation Right will become available for future grant or sale under the Plan.  Notwithstanding the foregoing and, subject to adjustment as provided in Section 15(a), the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan under this Section 3(b).

(c)Vesting Limitations on Awards.  Notwithstanding any other provision of the Plan to the contrary, Awards shall become vested over a period of not less than one year following the date the Award is made; provided, however, that, notwithstanding the foregoing, (i) the Administrator may provide that such vesting restrictions may lapse or be waived upon the Participant’s Disability, retirement or termination of employment or a Change in Control, (ii) such vesting restrictions shall lapse upon the Participant’s death while providing services to the Company, and (iii) Awards that result in the issuance of an aggregate of up to 5% of the shares of Common Stock available pursuant to Section 3(a) may be granted to any one or more Participants without respect to such minimum vesting provisions.

(d)Share Reserve.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

(e)Annual Limit on the Value of Outside Director Awards.  Notwithstanding any other provision of the Plan to the contrary, the aggregate value of equity-based Awards granted to an Outside Director in respect of any Fiscal Year plus any cash-based compensation granted to an Outside Director under the Plan or otherwise in respect of any Fiscal Year, in each case, solely with respect to the individual’s service as an Outside Director, may not exceed $1,000,000 based on the aggregate Fair Market Value (determined as of the date of grant) of any equity-based Award plus the aggregate value (determined as of the date of grant) of any cash-based compensation, except that with respect to the initial Fiscal Year in which an Outside Director commenced service on the Board, such annual limit shall be $1,500,000.

4.Administration of the Plan.

(a)Procedure.

(i)Multiple Administrative Bodies.  Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)Rule 16b-3; Exchange Listing Rules.  With respect to the application of this Plan to Service Providers (other than Directors), the Plan will be administered by a Committee of two or more Outside Directors, each of whom is intended to be (A) to the extent required by Rule 16b-3 promulgated under Section 16(b) of the Exchange Act, a “nonemployee director” as defined in Rule 16b-3;; and (ii) an “independent director” as defined under NASDAQ Listing Rules, the NYSE Listed Company Manual or such other applicable stock exchange rule, as applicable and as amended and/or restated from time to time; and (b) with respect to the application of this Plan to Directors, the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3, such noncompliance shall not affect the validity of Awards, grants, interpretations, or other actions of the Administrator.

(iii)Other Administration.  Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b)Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)to determine the Fair Market Value;

(ii)to select the Service Providers to whom Awards may be granted hereunder;

(iii)to determine the number of Shares to be covered by each Award granted hereunder;

(iv)to approve forms of Award Agreements for use under the Plan;

(v)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder.  Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii)to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(viii)to modify or amend each Award (subject to Sections 4(e)(i) and 20(c) of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards, but not beyond the scheduled term of an Option and subject to Section 6(b);

(ix)to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 16;

(x)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi)to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine, in a manner that is intended to be complaint with, or exempt from, Section 409A of the Code; and

(xii)to make all other determinations deemed necessary or advisable for administering the Plan.

(c)Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

(d)No Liability.  Under no circumstances shall the Company, its Affiliates, its Subsidiaries, its Parents, the Administrator or the Board incur liability for any indirect, incidental, consequential, or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s, its Affiliates’, its Subsidiaries’, its Parents’, the Administrator’s or the Board’s roles in connection with the Plan.

(e)Limitations.

(i)Prohibition Against Repricing.  Notwithstanding Section 4(b)(viii), except for adjustments made pursuant to Section 15, the Administrator may not: (i) modify or amend an Option or Stock Appreciation Right to reduce the exercise price of such Option or Stock Appreciation Right after it has been granted; or (ii) cancel any outstanding Option or Stock Appreciation Right in exchange for cash or any other Award with a lower exercise price, in each case, unless such action is approved by stockholders prior to such action being taken.  Subject to Section 15, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share on the date of grant.

(ii)Buyout Provisions.  The Administrator may at any time offer to buy out for a payment in cash an Option previously granted based on such terms and conditions as the Administrator will establish and communicate to the Participant at the time that such offer is made.  Notwithstanding anything contained in this Section 4(e)(ii) to the contrary, the Administrator shall not be allowed to authorize the buyout of underwater Options or Stock Appreciation Rights without the prior consent of the Company’s stockholders.

5.Eligibility.  Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and Performance-Based Cash Awards may be granted to Service Providers.  Incentive Stock Options may be granted only to employees of the Company or any Parent or Subsidiary (as defined in Section (2)(rr)(i) of the Plan).

6.Stock Options.

(a)Limitations.

(i)Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.  However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary, as defined in Section (2)(rr)(i) of the Plan) exceeds one hundred thousand U.S. dollars ($100,000), such Options will be treated as Nonstatutory Stock Options.  For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted.  The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii)The Administrator will have complete discretion to determine the number of Shares subject to an Option granted to any Participant, provided that during any Fiscal Year, no Participant will be granted an Option covering more than 500,000 Shares.  Notwithstanding the limitation in the previous sentence, with respect to the initial Fiscal Year in which he or she commenced service as an Employee, an Employee may be granted Options covering up to an additional 500,000 Shares.  The foregoing share limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15(a).

(b)Term of Option.  The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof.  In the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary (as defined in Section (2)(rr)(i) of the Plan), the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)Option Exercise Price and Consideration.

(i)The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, but will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.  In addition, in the case of an Incentive Stock Option granted to an employee of the Company or any Parent or Subsidiary (as defined in Section (2)(rr)(i) of the Plan) who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary (as defined in Section (2)(rr)(i) of the Plan), the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.  Notwithstanding the foregoing provisions of this Section 6(c)(i), Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a) or 409A, as applicable and Section 15(a) of the Plan.

(ii)Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised (subject to the right to extend such period under Section 4(b)(viii)) and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)Form of Consideration.  The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws.  In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant.  Such consideration to the extent permitted by Applicable Laws may include, but is not limited to:

(1)cash;

(2)check;

(3)other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company;

(4)by net exercise;

(5)consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(6)a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement, in each case, in a manner intended to avoid adverse tax consequences to the Participant under Section 409A of the Code;

(7)such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

(8)any combination of the foregoing methods of payment.

(d)Exercise of Option.

(i)Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.  An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specifies from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholdings).  Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan.  Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.  The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15(a) of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii)Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination.  Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan.  If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination.  Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan.  If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)Death of Participant.  If a Participant dies while a Service Provider, then the vesting and exercisability of all shares subject to the Option shall be accelerated as to 100% of the Shares subject to the Option as of such Participant’s death.  If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator.  If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death.  If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v)Other Termination.  A Participant’s Award Agreement also may provide that if the exercise of the Option following the termination of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b) of the Exchange Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the tenth (10th) day after the last date on which such exercise would result in such liability under Section 16(b) of the Exchange Act.  Finally, a Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option, or (B) the expiration of a period of three (3) months after the termination of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7.Stock Appreciation Rights.

(a)Grant of Stock Appreciation Rights.  Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)Number of Shares.  The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Stock Appreciation Rights covering more than 500,000 Shares.  Notwithstanding the limitation in the previous sentence, with respect to the initial Fiscal Year in which he or she commenced service as an Employee, an Employee may be granted Stock Appreciation Rights covering up to an additional 500,000 Shares.  The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15(a).

(c)Exercise Price and Other Terms.  The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan, provided, however, that the exercise price will not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant.  Notwithstanding the foregoing provisions of this Section 7(c), Stock Appreciation Rights may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a) or 409A, as applicable, and Section 15(A) of the Plan.  If a Participant dies while a Service Provider, then the vesting and exercisability of all shares subject to the Stock Appreciation Rights shall be accelerated as to 100% of the Shares subject to the Stock Appreciation Rights as of such Participant’s death.

(d)Stock Appreciation Right Agreement.  Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the acceptable forms of consideration for exercise (which may include any form of consideration permitted by Section 6(c)(iii), the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)Expiration of Stock Appreciation Rights.  A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof.  Notwithstanding the foregoing, the rules of Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.

(f)Payment of Stock Appreciation Right Amount.  Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; by

(ii)The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

8.Restricted Stock.

(a)Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)Restricted Stock Agreement.  Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine.  Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed. Notwithstanding the foregoing sentence, during any Fiscal Year no Participant will receive more than an aggregate of 100,000 Shares of Restricted Stock.  Notwithstanding the foregoing limitation, with respect to the initial Fiscal Year in which he or she commenced service as an Employee, an Employee may be granted an aggregate of up to an additional 100,000 Shares of Restricted Stock.  The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15(a).

(c)Transferability.  Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)Other Restrictions.  The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)Removal of Restrictions.  Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine.  The Administrator, in its sole discretion, may reduce or waive any restrictions for such Award and may accelerate the time at which any restrictions will lapse or be removed.

(f)Voting Rights.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)Dividends and Other Distributions.  Except as otherwise provided below, during the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise.  If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.  In addition, regardless of whether they are paid in cash or in Shares, all dividends and other distributions which are paid with respect to a Share of Restricted Stock before it vests shall be subject to the vesting conditions of the corresponding Award of Restricted Stock and will only be paid out to the Participant to the extent that the vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

(h)Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i)Performance Restrictions.  The Administrator, in its sole discretion, may set restrictions based upon the achievement of Performance Goals.  The Performance Goals will be set by the Administrator at the time it determines in its sole discretion, provided that the achievement of the Performance Goals is substantially uncertain to be attained (as determined in the sole discretion of the Administrator).

9.Restricted Stock Units.

(a)Grant.  Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator.  After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.  Notwithstanding anything to the contrary in this subsection (a), for Restricted Stock Units granted subject to restrictions based upon the achievement of Performance Goals, during any Fiscal Year of the Company, no Participant will receive more than an aggregate of 100,000 Restricted Stock Units.  Notwithstanding the limitation in the previous sentence, with respect to the initial Fiscal Year in which he or she commenced service as an Employee, an Employee may be granted an aggregate of up to an additional 100,000 Restricted Stock Units.  The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15(a).

(b)Vesting Criteria and Other Terms.  The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant.  The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(c)Earning Restricted Stock Units.  Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator.  Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout and may accelerate the time at which any restrictions will lapse or be removed.

(d)Form and Timing of Payment.  Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws.  The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof.  Shares represented by Restricted Stock Units that are fully paid in cash again will not reduce the number of Shares available for grant under the Plan.

(e)Cancellation.  On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(f)Performance Restrictions.  The Administrator, in its sole discretion, may set restrictions based upon the achievement of Performance Goals.  The Performance Goals will be set by the Administrator at the time it determines in its sole discretion, provided that the achievement of the Performance Goals is substantially uncertain to be attained (as determined in the sole discretion of the Administrator).

(g)Dividend Equivalents.  In the event that the Administrator decides in its sole discretion to credit dividends (whether in cash or shares) with respect to Restricted Stock Units, all dividend equivalents and other deemed distributions that are credited prior to payment under such Award, will be subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which they are credited.  Further, the vesting conditions of such amounts will only be paid out to the Participant to the extent that the vesting conditions are subsequently satisfied and the corresponding Restricted Stock Unit vests.

10.Performance Units, Performance Shares and Performance Based Cash Awards.

(a)Grant of Performance Units/Shares.  Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion.  The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant, provided that during any Fiscal Year, for Performance Units or Performance Shares granted subject to restrictions based upon the achievement of Performance Goals, (i) no Participant will receive Performance Units having an initial value greater than $3,250,000, and (ii) no Participant will receive more than 250,000 Performance Shares.  Notwithstanding the foregoing limitation, for Performance Shares granted subject to restrictions based upon the achievement of Performance Goals, with respect to the initial Fiscal Year in which he or she commenced service as a Service Provider, a Service Provider may be granted up to an additional 250,000 Performance Shares and additional Performance Units having an initial value up to $3,250,000.  The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15(a).

(b)Value of Performance Units/Shares.  Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant.  Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)Performance Objectives and Other Terms.  The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its sole discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers.  The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.”  Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.  The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its sole discretion.

(d)Earning of Performance Units/Shares.  The holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant during the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved.  After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share and may accelerate the time at which any restrictions will lapse or be removed.

(e)Form and Timing of Payment of Performance Units/Shares.  Payment of earned Performance Units/Shares will be made (i) upon achievement of strategic and/or operational goals prior to the expiration of the applicable Performance Period, at the discretion of the Administrator or (ii) as soon as practicable after the expiration of the applicable Performance Period, or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws.  The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period (or on the payment date pursuant to Section 10(e)(i) above)) or in a combination thereof.

(f)Cancellation of Performance Units/Shares.  On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g)Performance-Based Cash Awards.  Performance-Based Cash Awards may be granted either alone or in addition to or in tandem with other Awards granted under this Plan. Subject to the provisions of this Plan, the Administrator shall have authority to determine, in its sole discretion, the Service Providers to whom, and the time or times at which, Performance-Based Cash Awards shall be made, the dollar amount to be awarded pursuant to such Performance-Based Cash Award, and all other conditions for the payment of the Performance-Based Cash Award.  The Administrator may also provide for the payment of a dollar amount under a Performance-Based Cash Award upon the completion of a specified Performance Period.

Except as otherwise provided herein or as otherwise determined by the Administrator, the Administrator shall condition the right to payment of any Performance-Based Cash Award upon the attainment of specified performance criteria (including, the Performance Goals specified in Section 11(b) below) established pursuant to Section 11(c) below and such other factors as the Administrator may determine in its sole discretion

Subject to Section 11(c), for any Participant, the Administrator may specify a targeted Performance-Based Cash Award for a Performance Period (each an “Individual Target Award”).  An Individual Target Award may be expressed as a fixed dollar amount, a percentage of the Participant’s base pay, as a percentage of a bonus pool funded by a formula as determined by the Administrator in its sole discretion based on achievement of Performance Goals, or an amount determined pursuant to an objective formula or standard. The Administrator’s establishment of an Individual Target Award for a Participant for a Performance Period shall not imply or require that the same level or any Individual Target Award be established for the Participant for any subsequent Performance Period or for or any other Participant for that Performance Period or any subsequent Performance Period.  At the time the Performance Goals are established (as provided in Section 11(c)), the Administrator shall prescribe a formula to be used to determine the maximum and/or threshold percentages (which may be greater or less than one-hundred percent (100%), as applicable) of an Individual Target Award that may be earned or payable based upon the degree of attainment of the Performance Goals during the Performance Period.  Notwithstanding anything else herein, unless otherwise specified by the Administrator with respect to an Individual Target Award, the Administrator may elect to pay a Participant an amount that is less than the Participant’s Individual Target Award (or attained percentages thereof) regardless of the degree of attainment of the Performance Goals; provided that, except as otherwise specified by the Administrator with respect to an Individual Target Award, no discretion to reduce a Performance-Based Cash Award earned based on achievement of the applicable Performance Goals shall be permitted for any Performance Period in which a Change in Control occurs, or during such Performance Period with regard to the prior Performance Periods if the Performance-Based Cash Awards for the prior Performance Periods have not been paid by the time of the Change in Control, with regard to individuals who were Participants at the time of the Change in Control.

(h)Terms and Conditions of Performance-Based Cash Awards.

(i)Certification. At the expiration of the applicable Performance Period, the Administrator shall determine, in its sole discretion, and certify in writing the extent to which the Performance Goals established pursuant to Section 11(c) are achieved and, if applicable, the percentage of the Participant’s Individual Target Award that has been vested and earned.

(ii)Waiver of Limitation. In the event of the Participant’s death or Disability, or in cases of special circumstances, the Administrator, in its sole discretion, may waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all of a Performance-Based Cash Award.

(iii)Termination. Unless otherwise determined by the Committee in its sole discretion, no Performance-Based Cash Award or pro rata portion thereof shall be payable to any Participant who incurs a termination prior to the date such Performance-Based Cash Award is paid.

(iv)Maximum Payments. In granting Performance-Based Cash Awards, the aggregate amount of compensation to be paid to any one Participant in respect of all Performance-Based Cash Awards granted to such Participant in respect of any one calendar year shall not exceed $10,000,000 per year; provided, however, that with respect to any Performance-Based Cash Awards that are subject to a Performance Period longer or shorter than one year, the foregoing Performance-Based Cash Awards limit shall be proportionately adjusted upward or downward; and provided, further, that any Performance-Based Cash Awards that are cancelled in respect of any period shall be counted against this limit for such period.

(i)Performance Restrictions.  The Administrator, in its sole discretion, may set restrictions based upon the achievement of Performance Goals.  The Performance Goals will be set by the Administrator at the time it determines in its sole discretion, provided that the achievement of the Performance Goals is substantially uncertain to be attained (as determined in the sole discretion of the Administrator).

11.Performance-Based Compensation.

(a)General.  If the Administrator, in its discretion, may grant Awards that are based on Performance Goals or other specific criteria or goals.

(b)Performance Goals.  The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Performance-Based Cash Awards and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria and may provide for a targeted level or levels of achievement (“Performance Goals”) including: (i) attainment of research and development milestones; (ii) bookings; (iii) business divestitures and acquisitions; (iv) cash flow; (v) cash position; (vi) contract awards or backlog; (vii) customer renewals; (viii) customer retention rates from an acquired company, business unit or division; (ix) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings); (x) earnings per Share; (xi) expenses; (xii) gross margin; (xiii) growth in shareholder value relative to the moving average of the S&P 500 Index or another index; (xiv) internal rate of return; (xv) market share; (xvi) net income; (xvii) net profit; (xviii) net sales; (xix) new product development; (xx) new product invention or innovation; (xxi) number of customers; (xxii) operating cash flow; (xxiii) operating expenses; (xxiv) operating income; (xxv) operating margin; (xxvi) overhead or other expense reduction; (xxvii) product defect measures; (xxviii) product release timelines; (xxix) productivity; (xxx) profit; (xxxi) return on assets; (xxxii) return on capital; (xxxiii) return on equity; (xxxiv) return on investment; (xxxv) return on sales; (xxxvi) revenue; (xxxvii) revenue growth; (xxxviii) sales results; (xxxix) sales growth; (xl) stock price; (xli) time to market; (xlii) total shareholder return; and (xliii) working capital.  Any criteria used may be (A) measured in absolute terms, (B) measured in terms of growth, (C) compared to another company or companies, (D) measured against the market as a whole and/or according to applicable market indices, (E) measured against the performance of the Company as a whole or a segment of the Company and/or (F) measured on a pre-tax or post-tax basis (if applicable).  Further, any Performance Goals may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets and may be measured relative to a peer group or index.  The Performance Goals may differ from Participant to Participant and from Award to Award.  The Administrator may determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.  In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award and which is consistently applied with respect to a Performance Goal in the relevant Performance Period.  The Administrator will appropriately adjust any evaluation of performance under a Performance Goal to exclude (1) any items that are unusual in nature or infrequently occurring, or both, within the meaning of FASB Accounting Standards Codification and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (2) the effect of any changes in accounting principles affecting the Company’s or a business unit’s reported results, unless the Adminnistrator decides otherwise in its sole discretion.  In addition, the Administrator will adjust any performance criteria, Performance Goal, or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.

(c)Procedures.  With respect to any Award granted subject to Performance Goals, at the time determined by the Administrator in its sole discretion provided that achievement of the Performance Goals is substantially uncertain to be attained (as determined in the sole discretion of the Administrator), the Administrator will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period.  Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period.  In determining the amounts earned by a Participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period.  A Participant will be eligible to receive payment pursuant to an Award subject to Performance Goals for a Performance Period only to the extent the Performance Goals for such period are achieved, unless otherwise determined by the Administrator in its sole discretion.

(d)Determination of Amounts Earned.  In determining the amounts earned by a Participant pursuant to an Award granted subject to Performance Goals, the Committee will have the right to (i) reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period, (ii) determine what actual Award, if any, will be paid in the event of a termination of employment as the result of a Participant’s death or Disability or upon a Change in Control or in the event of a termination of employment following a Change in Control prior to the end of the Performance Period, and (iii) determine what actual Award, if any, will be paid in the event of a termination of employment other than as the result of a Participant’s death or Disability prior to a Change of Control and prior to the end of the Performance Period to the extent an actual Award would have otherwise been achieved had the Participant remained employed through the end of the Performance Period.

12.Compliance With Code Section 409A.  Although the Company does not guarantee to a Participant the particular tax treatment of any Award, the Plan and all Awards are intended to be exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator.  To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner intended to meet the requirements of Code Section 409A.

A Participant’s termination shall not be deemed to have occurred for purposes of any provision of an Award governed by Code Section 409A providing for payment upon or following a termination of the Participant’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of an Award governed by Code Section 409A, references to a “termination,” “termination of employment” or like terms shall mean separation from service. Notwithstanding any provision to the contrary in the Plan or the Award agreement, if the Participant is deemed on the date of the Participant’s termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any such payment, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment shall not be made prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s separation from service, and (ii) the date of the Participant’s death. All payments delayed pursuant to this Section 12 shall be paid to the Participant on the first day of the seventh month following the date of the Participant’s separation from service or, if earlier, on the date of the Participant’s death.

13.Leaves of Absence/Transfer Between Locations.  Unless the Administrator provides otherwise and except as required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence.  A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.  For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract.  If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14.Non-Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.  If the Administrator makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift to Family Members, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15.Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits set forth in Sections 3, 6, 7, 8, 9 and 10 of the Plan.

(b)Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction.  To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)Change in Control.

(i)In the event of a Change in Control, each outstanding Award will be treated as the Administrator determines without a Participant’s consent, including, without limitation, that

(1)Awards will be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding entity (or an affiliate thereof) (each a “successor”) with appropriate adjustments as to the number and kind of shares and prices;

(2)upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such Change in Control;

(3)outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such Change in Control, and, to the extent the Administrator determines, terminate upon or immediately upon effectiveness of such Change in Control;

(4)(A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction, (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award on a substantially equivalent basis with other rights or property selected by the Administrator in its sole discretion; or

(5)any combination of the foregoing.  In taking any of the actions permitted under this subsection (c), the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.

(ii)In the event that the successor does not assume or substitute for the Award (or portion thereof) on a substantially equivalent basis, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights that are not assumed or substituted for, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, Performance Shares/Units and Performance-Based Cash Awards not assumed or substituted for will lapse, and, with respect to Awards with performance-based vesting not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.  In addition, if an Option or Stock Appreciation Right is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

(iii)For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Restricted Stock Unit, Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor or its Parent, the Administrator may, with the consent of the successor, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award (or in the case of an Award settled in cash, the number of implied shares determined by dividing the value of the Award by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the successor or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

(iv)Notwithstanding anything in this subsection (c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption

16.Tax Withholding.

(a)Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign, or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b)Withholding Arrangements.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the statutory amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the statutory amount required to be withheld, provided the delivery of such Shares will not result in any adverse accounting consequences as the Administrator determines in its sole discretion, (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld, or (v) retaining from salary or other amounts payable to the Participant cash having a sufficient value to satisfy the amount required to be withheld.  The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

17.No Effect on Employment or Service.  Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18.Date of Grant.  The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator.  Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19.Effective Date and Term of Plan.  The Plan was adopted by the Board on April 20, 2018, subject to and effective upon approval by stockholders of the Company at the Company’s 2018 annual meeting of stockholders as provided in Section 23.  The Plan will continue in effect for a term of ten (10) years from the date the Board adopts the Plan, unless terminated earlier under Section 20 of the Plan.

20.Amendment and Termination of the Plan.

(a)Amendment and Termination.  The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b)Stockholder Approval.  The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.  Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21.Conditions Upon Issuance of Shares.

(a)Legal Compliance.  Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)Investment Representations.  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

(c)Recoupment Policy; Stock Ownership Guidelines.  All Awards made under the Plan are subject to the Recoupment Policy and the Stock Ownership Guidelines, where applicable.

22.Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

23.Stockholder Approval.  The Plan is subject to approval by the stockholders of the Company at the Company’s 2018 annual meeting of stockholders.  Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.